Exhibit 10.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. REDACTED MATERIAL IS MARKED WITH A [***].

Franchise Agreement

[●] Date [●] Month，[●] Year

(Contract index：[●] )

Administrative jurisdiction: [●]

Franchise Agreement

This Franchise Agreement (hereinafter referred to as the “Agreement”) is signed by the following parties on [date] in Ankang, Shaanxi Province:

Franchisor/Party A: Shaanxi Qianxiang Health Technology Co., Ltd.

Legal representative: Xuehong Li

Unified Social Code: [***]

Phone Number: [***]

Registered address: Enclave Economic Park, Langao County, High tech Industrial Development Zone, Ankang City, Shaanxi Province

Franchisee/Party B:

Legal representative:

Unified Social Code:

Phone Number:

Registered Address:

The franchisor is a legally established enterprise with the right to develop its franchise system and engage in commercial franchise activities within the territory of China. In order to promote the development of ‘Qianxiang Health Service Center’, both parties, based on the principles of equality, voluntariness, honesty and credibility, and in accordance with relevant laws and regulations, have reached the following terms and signed this contract for Party B to become a community level franchisee of Party A, for mutual compliance.

Franchise scope and duration

1、	Scope of Authorization

(1) Party A owns the trademark and franchise system of ‘Qianxiang Lvjian’. Now, in accordance with this contract and the franchise requirements of Party A, Party A authorizes Party B to use the registered trademark and corporate logo of Party A in [●] Community, [●] District (County), [●] City, [●] Province, and become the franchise franchisee of Party A in the community (management number: [●], business location: [●]). Party A undertakes not to establish any other community level franchisees within the aforementioned geographical area during the validity period of this contract.

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(2) Party B designates [●] as the general manager of its store. This store has the right to use the proprietary technology provided by Party A and operate within the authorized scope in accordance with the provisions of this contract, providing customers with corresponding products and services. If Party B needs to change the general manager or contact information, Party B shall obtain written consent from Party A at least 30 days in advance.

2、	Authorization period

(1)	The term of this contract is [●] years, from [date] to [date], and both parties may terminate or renew it in advance according to the provisions of this contract.

(2)	If Party B requests to renew this contract, it shall submit a written request to Party A at least 60 days before the expiration of the contract period. With the consent of Party A, both parties may sign a renewal contract.

3、	Legal status of both parties

(1)	Both Party A and Party B are independent legal entities, with independent accounting and responsibility for profits and losses. The two parties establish a franchise business cooperation relationship based on this contract, and neither party shall be liable for the debts of the other party.

(2)	There is no joint investment, employment, contracting, entrustment, or partnership relationship between Party A and Party B. Party B has no right to enter into contracts or engage in other activities in the name of Party A, which would make Party A liable to any third party in any way. Party A also has no right to enter into contracts or engage in other activities in the name of Party B, which would make Party B liable to any third party in any way.

(3)	If either party enters into a contract or engages in other activities in the name of the other party without authorization, and makes the other party liable to a third party, the other party has the right to pursue compensation from Party who enters into a contract or engages in other activities in its name without authorization.

Franchise related expenses and payment arrangements

In order to obtain the right to use the operating resources such as the business model, registered trademark, corporate logo, patent, proprietary technology, etc. of Party A, and for the long-term operation of Party B’s store, Party A hereby clarifies the fees paid by Party B to Party A as follows:

(1) The one-time franchise fee paid in the original contract, including brand franchise fee, initial service fee, and supporting instrument and product fee, refers to the franchise fee for 3 years including the renewal date (referring to the one-time fee paid by Party B to Party A to obtain the right to use Party A’s business model, registered trademark, enterprise logo, patent, proprietary technology and other operating resources) and the initial service fee and supporting instrument and product fee for the store, totaling RMB [***].

The above franchise fees, initial service fees, and store supporting instrument product fees are one-time fees, and the company will not charge such fees again when renewing contracts with franchise stores. The sub-health assessment instrument and health conditioning instrument provided in the original contract are the initial supporting instruments and products, and the actual cost has been included in the franchise fee. The sub-health assessment instrument is a small sub-health assessment instrument. (The initial supporting instruments and products for the store are attached to the original contract)

The sub-health assessment device is a patented instrument of the company, and the cost is included in the franchise fee. It is only for internal use in stores and cannot be sold externally.

The initial service fee mentioned above refers to the related services mainly provided to the store for training during the first three months of the franchise period, including the corporate culture, franchise operation mode, instrument product debugging, store service platform, customer development, project briefing, and various support and consulting services provided by Party B during the actual operation stage after joining.

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(2) Royalty fee sharing: Party B shall provide relevant services and products to customers at the unified guidance price stipulated by Party A from time to time during the operation process, and Party B shall pay 50% of the new and renewed Royalty fees charged by the store to Party A. The aforementioned Royalty fee refers to the regular health and wellness services provided by Party B’s store and the supporting products provided by Party A. The health care service is provided by the store to customers with corresponding in store instrument and equipment package conditioning and health therapy services. The product is provided by Party A to the store, and the store distributes it to customers on behalf of the company.

At the same time, Party A provides various live health and wellness programs to the stores, customer service hotlines for customers’ health consultations, market supervision visits to the store to answer and consult on customers’ health adjustments, and health consultation services for customers.

(3) Instrument purchase: If Party B needs to purchase additional relevant instruments during the operation process, after applying to Party A, it can purchase them at the franchisee’s purchase price and promise to sell them according to the requirements of this contract. Party B shall use the sub-health assessment instrument and other supporting conditioning instruments reasonably in accordance with the usage regulations. The sub-health assessment instrument is only allowed to be used within its operating stores for the purpose of providing services and cannot be sold externally.

(4) Party B shall provide written information on the operation and financial situation of Party B’s store in a timely manner according to the requirements of Party A. In principle, the Royalty fee will be settled on a monthly basis. Party B shall pay Royalty fee share to Party A before the 30th of the current month. Failure to pay in a timely manner will affect the second time the store orders instruments and products and will not enjoy the franchisee’s preferential price.

(5) Party B shall make a one-time payment of all franchise fees and initial equipment and product fees for the store to the following account of the first party within 3 days after the first signing of this contract.

Account Name: [***]

Bank Name: [***]

Bank account: [***]

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Franchise guidance and technical support

1.	Opening guidance and support

(1)	Party A shall disclose necessary information to Party B in accordance with relevant regulations such as the ‘Regulations on the Administration of Commercial Franchise Operations’ and the ‘Measures for the Administration of Information Disclosure in Commercial Franchise Operations’ before the signing of this contract.

(2)	Party A (or its designated party, the same below) shall provide necessary professional skills training, business training, equipment technology training, VI design, etc. to Party B and its personnel, make requirements for the decoration style and store image of Party B’s store, and assist Party B in preparing for opening the store.

(3)	Party A shall assist in transporting the initial supporting instruments and products to Party B’s store before the official opening of Party B. The ownership of such instruments and products belongs to Party B, and the instrument warranty shall be executed in accordance with national regulations. After the acceptance of the goods by Party B, such instruments or products shall not be exchanged.

(4)	After Party B completes all the preparations for the opening and timely pays the franchise fee and the initial equipment and product fee for the store in full, Party A will provide a one-time subsidy of up to RMB [***] to Party B for the first opening of the store. This subsidy will be used to cover the expenses incurred by Party B for the rental, decoration, advertising, and other expenses related to the opening of the store. Party B shall provide legally issued expense invoices in accordance with the subsidy policy requirements of Party A, and if Party B’s store premises are provided by the government, Party B shall not enjoy this subsidy policy.

(5)	Party A shall provide Party B with regional unified guidance prices and minimum prices for franchise products and services (including prices adjusted by Party A from time to time based on brand development).

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(6)	Provide Party B with a store service management system and a smart community home care service supervision system.

(7)	If Party A verifies and confirms that Party B has met the requirements for opening, Party A shall authorize Party B to establish the ‘Qianxiang Community Health Center’ and ‘Love Service Station’ bronze medals, and assist Party B in establishing the community health center.

2.	Continuous guidance and business support

(1)	Provide continuous business guidance, technical or training services for Party B’s stores, promote and publicize the franchise system, and maintain the overall image of the system.

(2)	To ensure the consistency of the franchise system and product service quality of Party A, Party A has the right to supervise the business activities of Party B’s store, inspect and verify the service quality of Party B. The first party has the right to enter the second party’s premises for inspection during normal working days and working hours without prior notice, in order to ensure that the second party complies with the provisions of this contract.

(3)	Party A has the right to periodically assess the actual management ability of Party B’s general manager, and has the right to request Party B to promptly replace suitable candidates after providing reasonable reasons.

(4)	Party A has the right to develop and modify the enterprise identification system, improve business management information, upgrade system software, and require Party B to use it uniformly in accordance with regulations.

(5)	Party A will organize training and seminars from time to time, and Party B may send representatives to participate. Party A will decide on the training date and location, and bear the training expenses for the first participant of Party B. The travel and accommodation expenses of the personnel of Party B participating in the training shall be borne by themselves.

(6)	Guide Party B to organize various “filial piety, kindness, and love” public welfare book donation and education activities.

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(7)	Assist Party B in establishing the [●] Community Health Center and Love Service Station, and provide site selection suggestions and technical training.

(8)	Guide Party B to form a leadership team for the community health center and assist in carrying out the work.

(9)	Provide Party B with a complete set of operation plans and business operation guidance, and assist Party B in carrying out work.

Maintenance, management, and promotion of branding

1.	Party B undertakes to continue to have the qualification and ability to perform this contract during the validity period of this contract.

2.	Party B shall carry out business operations in accordance with the ‘Promotion Plan for [●] Health Care Center Project’, establish brand awareness and long-term business concepts, master correct product usage techniques and methods, and maintain the brand and store image and equipment according to the standards described in Party A’s operation manual. When it does not meet the requirements, Party B must adjust and decorate the store at its own expense according to Party A’s requirements, including updating aging equipment.

3.	Party B and its employees shall provide timely, polite, friendly, and effective services to customers, and maintain the highest degree of honesty, fairness, and adherence to ethical standards towards customers and the public. If Party B does not meet the requirements of the preceding clause, Party A has the right to demand immediate rectification. If Party B fails to improve or refuses to improve three times within one year, Party A has the right to unilaterally terminate this contract and hold Party B legally responsible.

4.	Party B shall operate in a legal and compliant manner, and shall not violate administrative supervision, exaggerate or falsely advertise. If consumer complaints arise due to promotional issues, intentionally raising service prices, or other business problems, and consumers demand compensation, Party B shall bear the responsibility for compensation on its own. Party B shall compensate Party A for any losses suffered as a result of such damages to Party A’s brand and reputation.

5.	Party B undertakes to carry out business operations and achieve performance indicators in accordance with the requirements of Party A. If Party A adjusts the aforementioned performance indicators based on actual business expansion, Party A shall notify Party B in writing 30 days in advance.

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6.	Party B shall carry out public welfare book donation and education activities as requested by Party A, and promise to help a remote mountainous primary school donate a primary school library (including but not limited to donating 1200 books) within one year of the opening of Party B’s store. Party B shall actively participate in various activities organized by Party A and fully assist in promoting and disseminating the culture and mission of “filial piety, kindness, and love”, and maintain the brand image and legitimate rights and interests of Party A.

7.	Without the written permission of Party A, Party B shall not authorize others to use the ‘Qianxiang Lvjian’ trademark or any intellectual property rights of Party A under this contract, and shall not transfer or provide the franchise rights or Party A’s logo rights to any third party in any way, whether for profit or not.

8.	In addition to the unified brand promotion by Party A, if Party B intends to develop its own advertising plan, it shall submit it to Party A for written consent in advance. The first party shall review the nature and content of the second party’s advertisement, and the second party shall bear the cost of such advertisement on its own.

9.	Party B shall hire store employees on its own, sign labor contracts with them, and pay for their social security, housing provident fund, and other expenses. The labor disputes arising between the personnel employed by Party B and Party B are not related to Party A.

10.	If Party B needs to change the location of its store due to objective reasons, Party B shall apply to Party A for a change of store location and obtain written permission from Party A before proceeding. If Party A allows the change of Party B’s store address, Party B shall cease all operations at the original store address from the date designated by Party A, remove all franchise signs at the original store address, and handle the corresponding company change registration procedures. For the avoidance of doubt, unless otherwise agreed, this contract shall continue to be performed in such circumstances.

Liability for breach of contract

If either party violates this agreement or causes partial or complete inability to perform this agreement in any other way, the defaulting party shall be legally responsible for such breach and shall compensate for all damages caused thereby. For the avoidance of doubt, such damages include but are not limited to all direct and indirect losses, as well as expenses, litigation costs, lawyer fees, property preservation fees, etc. paid by the non-breaching party to third parties due to the breaching party’s breach of contract. The compensation for damages shall not affect the right of the non-breaching party to demand the breaching party to continue to perform the contract or terminate the contract, as well as other remedies.

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Termination of Contract and Post Termination Obligations

1.	Within 30 days from the date of signing this contract, Party B has the right to unilaterally terminate this contract. The first party will refund all or part of the unused fees paid by the second party based on whether the franchise resources provided by the first party have been utilized and whether the second party’s store has already opened when the second party requests unilateral termination.

2.	If this contract expires and both parties do not renew it, this contract will naturally terminate.

3.	Unless otherwise agreed, if Party B is found to have the following behaviors and fails to correct them in a timely manner, incompletely rectify them, or refuses to rectify them after being prompted by Party A, Party A has the right to terminate this contract at any time. The termination notice shall be sent to Party B by email or other appropriate written means, and Party A still has the right to pursue Party B’s corresponding legal and compensation responsibilities:

(1) Within 60 days after the signing of this contract, if Party B fails to operate the community health center normally;

(2) Party B fails to pay all amounts to the first party as stipulated in this contract;

(3) Party B’s failure to conduct business management in accordance with the requirements of Party A during the operation process seriously damages the brand image of Party A;

(4) If Party B fails to meet the performance evaluation requirements set by Party A for three consecutive months;

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(5) Party B has been ordered by relevant departments to suspend business for rectification or have its business license revoked due to illegal operations;

(6) Party B, after verification and investigation, intentionally exaggerates facts and engages in false advertising during the operation process, which has been complained by consumers twice or more;

(7) It has been confirmed that Party B no longer meets the franchise conditions stipulated in the agreement and has decided to cease cooperation;

(8) When Party B sells products and operates to customers, if it competes with other franchisees of Party A to attract customers or engages in malicious price wars, Party A will be warned upon the first verification, and Party A has the right to terminate this contract upon the second verification;

(9) During the cooperation period, without the written permission of Party A, the operating storefront stipulated in this contract is transferred to a third party without authorization;

(10) Not using the authorized trademark as stipulated in this contract, not using the unified decoration style and/or other intellectual property rights of Party A’s storefront as stipulated in this contract;

(11) Party B shall cease operation on its own or request early termination of this contract;

(12) Party B shall verify and operate other projects or any third-party company products during the cooperation period;

(13) Other circumstances that have a significant adverse impact on the performance of this project, the brand or product reputation of Party A.

4.	If the validity period of this contract naturally expires and there is no further renewal, or if it is terminated or rescinded in advance according to the above agreement, Party B shall:

(1) If Party B uses the same or similar words as the registered trademark of Party A as the franchise store name, it shall apply for name change or cancellation registration with the original registration department within 30 days after the termination of this contract;

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(2) Unless otherwise agreed, Party B shall replace all internal and external designs, decorations, decorations, color configurations, layouts, furniture, and equipment unique to the franchise system in the business premises as required by Party A, remove registered trademarks, franchise logos, and any other logos related to the franchise system, and cease using Party A’s trademarks and related intellectual property rights;

(3) Pay all payable fees as stipulated in this contract within the deadline set by Party A. For the remaining franchised products in the store that do not affect secondary sales, both parties shall negotiate and handle them separately according to the closure policy of Party A at that time.

This clause shall remain valid after the termination of this contract. If it is found that Party B violates the above requirements, Party A has the right to pursue legal responsibility and compensate for losses.

Dispute Resolution Methods

1.	If any dispute, controversy or claim arises out of or in connection with this contract (or its breach, termination or invalidity) (collectively referred to as a “dispute”), both parties shall first attempt to resolve the dispute through friendly consultation.

2.	If any dispute is not resolved within 30 days after the first friendly negotiation proposed by one party, either party shall have the right to submit such dispute to the arbitration commission designated by Party A in Shanghai for arbitration in accordance with its arbitration rules. The arbitration award is final and binding on both parties. In addition to the aforementioned disputes, both parties shall continue to abide by the provisions of this contract and fulfill other obligations in accordance with the law.

Special agreement

1.	For the avoidance of doubt, if both parties have signed other written agreements, contracts, agreements, memoranda, commitment letters, etc. regarding matters under this contract before the signing date of this contract, and such documents have certain conflicts or inconsistencies with this contract, this contract shall be deemed to restate the content agreed upon in the aforementioned documents and replace the effectiveness of all aforementioned documents. Unless otherwise agreed in writing, both parties agree that the provisions of this contract shall prevail.

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2.	Party B shall bear strict confidentiality responsibilities. During the validity period and after the termination of this contract, without the written consent of Party A, Party B shall not disclose, use or allow any third party to use Party A’s information and trade secrets known to it before and during the performance of this contract, including but not limited to materials and information provided by Party A in written, oral or any other form, such as paper text, electronic documents or any other carrier, and shall ensure that its employees and related parties comply with such confidentiality requirements. Regardless of whether this contract is changed, terminated or rescinded, this clause shall remain valid for a long time.

3.	The intellectual property rights of Party A include but are not limited to all relevant trademarks, trade names, corporate logos, proprietary technologies, patents, copyrights, and other intellectual property rights under the ‘Qianxiang Lvjian’ commercial franchise system. Party B may only use the intellectual property rights of Party A reasonably in accordance with the provisions of this contract and the requirements of Party A’s management system, and shall not use them beyond the authorized scope, period, region, and related aspects of this contract. Party B has the obligation to protect the intellectual property rights of Party A and shall not infringe upon them in any way. Without the written consent of Party A, Party B shall not develop new intellectual property rights based on this. If Party B causes any damage to Party A’s intellectual property and related goodwill in any way, Party A has the right to pursue legal responsibility.

4.	Party B shall not directly or indirectly, independently or as an employee, represent itself or use the name of any other entity to engage in any commercial activities similar to the business involved in this contract. If Party B violates this agreement, Party A has the right to immediately terminate this contract and pursue legal and compensation responsibilities against Party B.

Other terms

1.	Party B makes the following representations and warranties to the first party, and confirms that Party A has relied on such representations and warranties to sign and perform this agreement:

(1)	Party B is a natural person with full civil capacity or an individual industrial and commercial household, enterprise or other economic organization that is legally established and validly existing.

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(2)	Party B has the right to sign and perform this agreement, which is in accordance with its articles of association (if any) and has obtained all necessary and appropriate authorizations (if required).

(3)	The signing and performance of this agreement by Party B will not violate any laws or obligations that are binding or affect it, nor will it violate any Chinese laws and regulations or other contracts to which Party B is a party or by which Party B is bound.

(4)	Once this agreement is signed, it constitutes a legal, valid, and binding obligation on Party B, which can be enforced in accordance with the terms of this agreement.

(5)	Party B has the ability to obtain and maintain the ownership or legal right to use the franchise store address as stipulated in this contract during the validity period of this contract.

(6)	Party B has the necessary funds, personnel, and other resources to fulfill this contract.

(7)	Party B has a fixed place of business and is able to engage in the business scope and license of Party A’s franchise business, and has completed registration with the competent department for industry and commerce in the place of operation.

2.	If a force majeure event occurs, both parties should immediately engage in negotiations to minimize its impact. The obligations of one party affected by force majeure under this contract shall be automatically suspended during the delay period, and its performance period shall be automatically extended. The extension period shall be the period of suspension, and Party shall not be liable for breach of contract, provided that Party shall promptly notify the other party in writing and provide sufficient evidence. If the issue persists or accumulates for 60 days without resolution, both parties may terminate this contract.

3.	All notices shall be written in Chinese and delivered by hand or registered mail to the address at the top of this contract or email (depending on the specific situation). During the term of this agreement, either party has the right to change its address or email for receiving notices at any time by giving written notice to the other party 30 days in advance.

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4.	Any modifications and supplements to this contract shall be agreed upon in writing by both parties. The modifications or supplements appropriately signed by both parties shall constitute an integral part of this contract and have the same legal effect as this contract.

5.	This contract constitutes the entire agreement between the parties regarding the matters agreed upon in this contract, and supersedes all prior oral and written negotiations, notices, memoranda, agreements, and communications between the parties relating to it.

6.	If any provision of this contract is invalid or unenforceable due to applicable legal provisions, such provision shall be deemed non-existent from the outset and shall not affect the validity of the other provisions of this contract.

7.	The exercise or delay in exercising any right provided for in this contract or by law does not constitute a waiver of that right or any other right. The individual or partial exercise of a right provided for in this contract or by law shall not prevent the further exercise of that right or other rights.

8.	Unless otherwise agreed in this contract, neither party shall transfer any rights or obligations under this contract in whole or in part without the prior written consent of the other party. However, Party B acknowledges and agrees that all or part of Party A’s rights and obligations under this contract may be transferred to Party A’s affiliates.

9.	This contract is made in duplicate, with each party holding one copy, and has equal legal effect.

(The following is a signature page without any text)

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(This page is the signature page for this Franchise Agreement)

Party A：Shaanxi Qianxiang Health Technology Co., Ltd.

Legal representative: Xuehong Li

Date：

Party B：

Legal representative:

Date:

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